Exhibit 99.1

Forest Oil Announces Closing of Its South Texas Property Divestiture

DENVER--(BUSINESS WIRE)--February 15, 2013--Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced that it closed the previously announced sale of its properties in South Texas for net cash proceeds of approximately $307 million, after customary adjustments to reflect an effective date of January 1, 2013 and the hold-back of certain properties, valued at approximately $14 million, for which required consents-to-assign have not yet been obtained. A subsequent closing on these hold-back properties is expected to occur within 90 days. The proceeds from this sale will be used to redeem the remaining $300 million principal amount outstanding of the Company’s 8.5% Senior Notes due 2014. In connection with the closing of this transaction, the global borrowing base under Forest’s credit facilities has been reduced to $900 million.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures, and other forward-looking statements relating to Forest are subject to all of the risks and uncertainties normally incident to their exploration for and development and production and sale of liquids and natural gas.

These risks relating to Forest include, but are not limited to, liquids and natural gas price volatility, its level of indebtedness, access to cash flows and other sources of liquidity, its ability to replace production or to renew or maintain leases, its ability to compete with larger producers, the uncertainty inherent in estimating oil and gas reserves, the impact of low oil and gas prices, environmental risks, drilling and other operating risks, regulatory changes, credit risk of financial counterparties, risks of using third-party transportation and processing facilities and other risks as described in reports that Forest files with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in the United States and selected international locations. Forest's estimated proved reserves and producing properties are located in the United States in Arkansas, Louisiana, Oklahoma, Texas, Utah, and Wyoming. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com.

February 15, 2013

CONTACT:
Forest Oil Corporation
Larry C. Busnardo, 303-812-1441
Director – Investor Relations